SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                            MORGAN STANLEY GROUP INC.
             (Exact name of registrant as specified in its charter)


               Delaware                                  13-2838811
     (State or other jurisdiction           (I.R.S. Employer Identification No.)
   of incorporation or organization)

             1585 Broadway
          New York, New York                               10036
----------------------------------------      ----------------------------------
(Address of principal executive offices)                 (Zip Code)



                Securities to be registered pursuant to Section 12(b)of the Act:

Title of each class                                                          Name of each exchange on which
to be so registered                                                          each class is to be registered

8.20% Capital Units, each consisting of (i) an 8.20%                         New York Stock Exchange, Inc.
Subordinated Debenture due November 30, 2015 of
Morgan Stanley Finance plc, (ii) a full and unconditional
subordinated guarantee of the Subordinated Debenture by
Morgan Stanley Group Inc., and (iii) a purchase contract
issued by Morgan Stanley Group Inc. requiring the
holder thereof to purchase one Depositary Share,
representing ownership of a 1/8 interest in a share of
Morgan Stanley Group Inc.'s 8.20% Cumulative
Preferred Stock, without par value, stated value $200.00
per share.

Depositary Shares, each representing ownership of a 1/8                      New York Stock Exchange, Inc.
interest in a share of Morgan Stanley Group Inc.'s
8.20% Cumulative Preferred Stock, without par value,
stated value $200.00 per share.


Securities to be registered pursuant to Section 12(g) of the Act:  None

                  INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.           Description of the Registrant's Securities to be Registered.

                  (a) 8.20% Capital Units, each consisting of (i) an 8.20% Subordinated Debenture due November 30, 2015 (the "Subordinated Debenture") of Morgan Stanley Finance plc ("MS plc"), (ii) a full and unconditional subordinated guarantee of the Subordinated Debenture by Morgan Stanley Group Inc. (the "Company") and (iii) a purchase contract issued by the Company requiring the holder thereof to purchase one depositary share ("Depositary Share"), representing ownership of a 1/8 interest in a share of the Company's 8.20% Cumulative Preferred Stock ("Cumulative Preferred Stock"), without par value, stated value $200.00 per share. The Capital Units will be governed by a Capital Unit Agreement among the Company, MS plc, Chemical Bank and the holders from time to time of Capital Units.

                  The descriptions of the Capital Units set forth under the captions (i) "Description of the Capital Units" in the Prospectus dated July 19, 1995 (the "Prospectus") that is part of the Registrant's Registration Statement on Form S-3 (Registration No. 33-58611), and (ii) "Certain Characteristics of the Capital Units" and "Description of the Capital Units" in the Prospectus Supplement dated October 13, 1995 (the "Prospectus Supplement"), each as filed by the Registrant pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on July 27, 1995 and October 17, 1995, respectively, are incorporated herein by reference. The description of the Subordinated Debentures set forth under the caption "Description of Debt Securities of MS plc" in the Prospectus is incorporated herein by reference. The section entitled "Certain Tax Considerations" included in the Prospectus Supplement is incorporated herein by reference.

                  (b) Depositary Shares, each representing ownership of a 1/8 interest in a share of the Company's Cumulative Preferred Stock, evidenced by Depositary Receipts that will be issued under a Deposit Agreement among the Company, The Bank of New York and the holders from time to time of the Depositary Receipts evidencing the Depositary Shares.

                  The descriptions of the Depositary Shares set forth under the captions "Description of Capital Stock of the Company - Depositary Shares" in the Prospectus and "Description of Depositary Shares" in the Prospectus Supplement are incorporated herein by reference.

                  The descriptions of the Cumulative Preferred Stock set forth under the captions "Description of Capital Stock of the Company - Offered Preferred Stock" in the Prospectus and "Description of Cumulative Preferred Stock" in the Prospectus Supplement are incorporated herein by reference.

Item 2.       Exhibits.

              1.    Form of Certificate of Designation of Preferences and
                    Rights of the Cumulative Preferred Stock (previously filed as an exhibit to the Company's Registration Statement on Form S-3 (File No. 33-65838) and incorporated herein by this reference).

            2.1. Restated Certificate of Incorporation of the Company, as amended to date.

            2.2. By-laws of the Company, as amended to date (previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995 (File No. 1-9085) and incorporated herein by this reference).

            2.3. Form of Capital Unit Agreement among the Company, MS plc, Chemical Bank and the holders from time to time of Capital Units (previously filed as an exhibit to the Company's Registration Statement on Form 8-A (File No. 1-9085) and incorporated herein by this reference).

            2.4. Subordinated Indenture among the Company, MS plc and Chemical Bank dated as of November 15, 1993 (previously filed as an exhibit to the Company's Current Report on Form 8-K dated December 1, 1993 (File No. 1-9085) and incorporated herein by this reference).

            2.5. Form of Deposit Agreement among the Company, The Bank of New York and the holders from time to time of the Depositary Receipts evidencing the Depositary Shares (previously filed as an exhibit to the Company's Registration Statement on Form S-3 (File No. 33-43542) and incorporated herein by this reference).

                                        4
                                    SIGNATURE


              Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 MORGAN STANLEY GROUP INC.
                                                   (Registrant)



                                                 By: /s/ Patricia A. Kurtz
                                                 -------------------------------
                                                         Patricia A. Kurtz
                                                         Assistant Secretary






Date:  October 17, 1995